Exhibit 13

Trilogy International Partners Inc. and SG Enterprises II, LLC
Announce Go-Private Transaction

BELLEVUE, Washington (December 19, 2023) – Trilogy International Partners Inc. (“TIP Inc.” or the “Company”) (TSXV: TRL.H) and SG Enterprises II, LLC (“SG”), an entity controlled by John W. Stanton, a director of the Company, and Theresa E. Gillespie, a former director of the Company, today announced they have entered into an arrangement agreement (the “Arrangement Agreement”) whereby SG has agreed to acquire all of the issued and outstanding common shares (the “Common Shares”) of the Company that SG does not already own (the “Transaction”).

Under the terms of the Arrangement Agreement, shareholders of the Company (“Shareholders”) will receive US$0.07 per Common Share in cash (the “Consideration”) on completion of the Transaction.

The Transaction is meant to maximize the amount of the Company’s remaining cash that will be available for distribution to the Shareholders as the Company continues with its Plan of Liquidation adopted on June 10, 2022. Following the Transaction, the Company is expected to have sufficient funds to cover anticipated expenses through dissolution and a reserve for unexpected liabilities.

Transaction Details

The Transaction, which was approved unanimously (with John W. Stanton abstaining) by the board of directors of the Company (the “Board”), is to be carried out by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), and will require the approval of: (i) two-thirds of the votes cast by Shareholders at a special meeting of the Shareholders (the “Meeting”) and (ii) a simple majority of the votes cast by Shareholders at the Meeting, excluding votes from certain Shareholders, as required under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Meeting is expected to be held during the first quarter of 2024.

The Company’s directors and executive officers, holding an aggregate of approximately 25% of the outstanding Common Shares, have each entered into voting support agreements to vote their Common Shares in favour of the Transaction. In addition to Shareholder approval, the completion of the Transaction will be subject to court and regulatory approvals, such as the TSXV, as well as other customary closing conditions. Subject to the satisfaction of such conditions, the Transaction is expected to be completed during the first quarter of 2024.

Following completion of the Transaction, the Common Shares will no longer be listed on any public market and the Company will cease to be a reporting issuer under Canadian and U.S. securities laws.

TIP Inc. Board of Directors and Special Committee Recommendations

A special committee comprised entirely of independent directors of the Company (the “Special Committee”), with the advice of their legal and financial advisors, including receipt of a fairness opinion from Haywood Securities Inc. (the “Fairness Opinion”), unanimously recommended that the Board enter into the Arrangement Agreement and that the Shareholders vote in favour of the Transaction. The Board evaluated the Arrangement Agreement with the Company’s management, legal and financial advisors, including receipt of the Fairness Opinion, and, following the unanimous recommendation from the Special Committee, the Board (with John W. Stanton abstaining) approved the Transaction and determined that the Transaction is in the best interest of the Company. The Board recommends that the Shareholders vote in favour of the Transaction.

About Trilogy International Partners Inc.

TIP Inc. formerly owned wireless and fixed broadband telecommunications subsidiaries in New Zealand and Bolivia.

Its head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004.

About SG Enterprises II, LLC

SG’s head office is located at 155 108th Avenue NE, Suite 400, Bellevue Washington 98004.

As of the date hereof, SG owns 16,908,563 Common Shares, representing approximately 19.1% of the issued and outstanding Common Shares. Upon completion of the Transaction, subject to its terms, SG would own 100% of the issued and outstanding Common Shares.

This press release is issued in accordance with the early warning requirements under applicable Canadian securities laws. An early warning report relating to the Transaction will be filed by SG with applicable securities regulators and will be available for viewing under TIP Inc.’s SEDAR+ profile at www.sedarplus.ca.

For further information or to obtain a copy of the early warning report, please contact Scott Morris, Senior Vice President, General Counsel and Secretary of the Company at scott.morris@trilogy-international.com.

Additional Information about the Transaction and Where to Find It

Further details regarding the terms of the Transaction are set out in the Arrangement Agreement, which will be publicly filed on the Company’s SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov. Additional information regarding the terms of the Arrangement Agreement, the background to the Transaction, the rationale for the recommendations made by the Special Committee and the Board and how the Shareholders can participate in and vote at the Meeting will be provided in the management information circular (the “Circular”) which will be mailed to the Shareholders and also filed on the Company’s SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov. Shareholders are urged to read these and other relevant materials when they become available.

No Offer or Solicitation

This document does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in any jurisdiction pursuant to or in connection with the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Neither TSXV nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements and forward-looking information, as defined under applicable U.S. and Canadian securities laws (collectively, “forward-looking statements”). The words “will”, “intend”, “anticipate”, “could”, “should”, “may”, “might”, “expect”, “estimate”, “forecast”, “plan”, “potential”, “project”, “assume”, “contemplate”, “believe”, “shall”, “scheduled”, and similar terms and, within this press release, include, without limitation, any statements (express or implied) respecting: anticipated timing of the mailing of the Circular, the holding of the Meeting; the proposed timing and completion of the Transaction; approval of the Transaction by the Shareholders at the Meeting; the satisfaction of the conditions precedent to the Transaction; timing, receipt and anticipated effects of court and other approvals; the delisting from the TSX-V and the closing of the Transaction and other statements that are not statements of historical facts. Forward-looking statements are not guarantees of future performance, actions, or developments and are based on expectations, assumptions and other factors that management currently believes are relevant, reasonable, and appropriate in the circumstances.

Although management believes that the forward-looking statements herein are reasonable, actual results could be substantially different due to the risks and uncertainties associated with and inherent to TIP Inc.’s business (as more particularly described in our continuous disclosure filings available under TIP Inc.’s SEDAR+ profile at www.sedarplus.ca and at www.sec.gov), as well as the following particular risks: risks that a condition to closing of the Transaction may not be satisfied; risks that the requisite Shareholder approvals, court or other applicable approvals for the Transaction may not be obtained or be obtained subject to conditions that are not anticipated; the market price of common stock and business generally; potential legal proceedings relating to the proposed Transaction and the outcome of any such legal proceeding; the inherent risks, costs and uncertainties associated with transitioning the business successfully and risks of not achieving all or any of the anticipated benefits of the Transaction, or the risk that the anticipated benefits of the Transaction may not be fully realized or take longer to realize than expected; the occurrence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement; the risk that the Transaction will not be consummated within the expected time period, or at all.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of, without limitation, the following: the ability to secure the required Shareholder or court approvals; the occurrence of a “Material Adverse Effect” (as defined in the Arrangement Agreement), the receipt of a superior proposal, or the failure by either party to satisfy any other closing condition in favour of the other provided for in the Arrangement Agreement, which condition is not waived; general business, economic, competitive, political and social uncertainties; and the future performance, financial and otherwise, of the Company. All forward-looking statements included in this press release are expressly qualified in their entirety by these cautionary statements. The forward-looking statements contained in this press release are made as at the date hereof and neither TIP Inc. nor SG undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable securities laws.

Investor Relations Contact

Scott Morris
425-458-5900
scott.morris@trilogy-international.com
Senior Vice President, General Counsel and Secretary